As filed with the Securities and Exchange Commission on April 25, 2025

Registration No. 333-284648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

(Exact name of registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation or organization)	98-0554932 (I.R.S. Employer Identification Number)

33, Boulevard Prince Henri
L-1724 Luxembourg
Grand Duchy of Luxembourg
(352) 20 60 20 55

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Altisource Solutions, Inc.
2300 Lakeview Parkway, Suite 756,
Alpharetta, GA, 30009
(770) 612-7007

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

  Max Kirchner
 Keith Pisani
Paul Hastings LLP
London EC2N 4AG
United Kingdom
+44 20 3023 5100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(d) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2025

PROSPECTUS

Altisource Portfolio Solutions S.A.

Up to 114,499,134 Common Shares

This prospectus relates to the issuance and sale of up to 114,499,134 shares of common stock, par value $0.01 per share (the “common stock”), of Altisource Portfolio Solutions S.A., a Luxembourg société anonyme, or public limited liability company having its registered office at 33, Boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies register (Registre de commerce et des sociétés, Luxembourg) under number B72391 (“Altisource,” the “Company,” “we,” “us,” or “our”) upon the exercise of (i) warrants to purchase shares of common stock requiring cash settlement through the cash payment to the Company of the exercise price (the “Cash Exercise Stakeholder Warrants”) and (ii) warrants to purchase shares of common stock exercisable on a cashless basis (the “Net Settle Stakeholder Warrants”, and together with the Cash Exercise Stakeholder Warrants, the “Warrants” and each a “Warrant”), that were issued by Altisource on April 3, 2025.

The board of directors of the Company (our “Board”) has declared an issuance under Luxembourg Law, which is more commonly referred to as a distribution in the United States (the “Warrant Distribution”), of transferable Warrants at no charge to record holders of the following Company securities (“Stakeholders”): (i) shares of common stock, (ii) restricted share units (“RSUs”), and (iii) the Company’s warrants to purchase shares of common stock at an exercise price of $0.01 per share (the “Penny Warrants”), in each case, as of 5:00 p.m., New York City time, on February 14, 2025 (such date and time, the “Distribution Record Date”). As a result of a unilateral determination by of the Nasdaq Stock Market (“Nasdaq”) (which was not communicated to the Company), the Warrants were not credited to the accounts of persons that held common stock in “street name” through a bank, broker or other nominee (each such person, a “Beneficial Owner”) on the Distribution Record Date and instead were credited to the accounts of Beneficial Owners that held common stock on April 3, 2025, the date the Warrants were issued (the “Warrant Distribution Date”). See “Description of the Warrants—General” for more information.

The Warrants were issued by the Company on April 3, 2025 pursuant to a warrant agent agreement, between the Company and Equiniti Trust Company, LLC, as Warrant Agent, dated as of March 31, 2025 (the “Warrant Agreement”). The Warrants may be exercised beginning on the later of (i) July 2, 2025 and (ii) first date on which the VWAP (as defined below) of the common stock equals or exceeds the Implied Per Share Exercise Price (as such term is defined below) of the Warrants, which is initially $1.20, for a period of fifteen consecutive Trading Days (as such term is defined in the Warrant Agreement) (such later date, the “Initial Exercise Date”). Subject to the terms and conditions of the Warrant Agreement, the Warrants are exercisable from the Initial Exercise Date until:

•	in the case of the Cash Exercise Stakeholder Warrants, the Close of Business on April 2, 2029 (the “Cash Exercise Warrant Expiration Date”); and

•	in the case of the Net Settle Stakeholder Warrant, the Close of Business on April 30, 2032 (the “Net Settle Warrant Expiration Date” and, together with the Cash Exercise Warrant Expiration Date, the “Expiration Date”).

Each Warrant entitles the holder thereof to purchase from us 1.625 shares, subject to certain adjustments, of our common stock at an initial Exercise Price of $1.95 per Warrant (initially equal to $1.20 per share of common stock). The Cash Exercise Stakeholder Warrants may be exercised for cash only, and the Net Settle Stakeholder Warrants may only be exercised on a cashless basis. We will not issue fractional shares of common stock or pay cash in lieu thereof. If you would otherwise be entitled to receive fractional shares of common stock upon exercise of the Warrants, we will first aggregate the total number of shares common stock you would receive upon exercise of the Cash Exercise Stakeholder Warrants or the Net Settle Stakeholder Warrants, as applicable, and then round down the total number of shares of common stock to be issued to you to the nearest whole number.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ASPS.” On April 24, 2025, the last reported sale price of our common stock on the Nasdaq Global Select Market was $0.8799 per share.

The Warrants are transferable. We have applied to list the Cash Exercise Stakeholder Warrants and the Net Settle Stakeholder Warrants on the Nasdaq Global Select Market. However, there can be no assurance that these applications will be approved or that an orderly, liquid trading market for the Stakeholder Warrants will develop or be maintained. Any trading value of the Warrants will be determined by the market.

The Company will receive proceeds from the exercise of the Cash Exercise Stakeholder Warrants, but will not receive any proceeds from the Net Settle Stakeholder Warrants. See “Use of Proceeds” in this prospectus.

Investing in the securities offered by this prospectus involves substantial risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus beginning on page 12 and similar sections in our filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference herein before buying any of the shares of common stock offered hereby.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2025.

TABLE OF CONTENTS

About This Prospectus

This prospectus is part of a registration statement on Form S-1 and relates to the offering of shares of common stock issuable upon the exercise of the Warrants. Before exercising any Warrants for shares of common stock covered by this prospectus, it is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein. You should also read and consider the information in the documents to which Altisource has referred you in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.

The information contained in this prospectus or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any issuance of common stock hereunder. Altisource’s business, financial condition, results of operations and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

References to “Altisource,” “we,” “our,” “us” and the “Company” in this prospectus mean Altisource Portfolio Solutions S.A., unless otherwise specified or the context otherwise requires. When we refer to “you,” we mean the potential holders of common stock issuable upon exercise of the Warrants.

The representations, warranties and covenants made by Altisource in any agreement that is filed as an exhibit to the registration statement on Form S-1 of which this prospectus is a part or any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of Altisource’s affairs.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Altisource has not authorized anyone to provide you with information that is different from the information contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of Altisource to which Altisource has referred you. Altisource takes no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you.

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Altisource is offering to issue shares of common stock upon exercise of Warrants only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the shares of common stock offered by this prospectus in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We own or have rights to use the trademarks and trade names that we use in conjunction with the operation of our business. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

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Prospectus Summary

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus, including the “Risk Factors” and our consolidated financial statements and related notes contained herein and therein, before making an investment decision.

Background of Issuance of the Warrants

In April 2018, Altisource and its wholly-owned subsidiary, Altisource S.à r.l. (the “Borrower”), entered into a credit agreement with Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and certain lenders (the “Credit Agreement”). Under the Credit Agreement, Altisource borrowed $412 million in the form of senior secured term loans (the “SSTL”). Effective February 14, 2023, Altisource Portfolio Solutions S.A. and Altisource S.à r.l. entered into Amendment No. 2 to the Credit Agreement (as amended by Amendment No. 2, the “Amended Credit Agreement”).

On December 16, 2024, Altisource Portfolio Solutions S.A. and the Borrower entered into that certain Transaction Support Agreement, dated as of December 16, 2024 (the “Transaction Support Agreement”), with certain holders of the Company’s SSTL under the Amended Credit Agreement.

The transactions described below as well as other previously disclosed transactons (collectively, the “Transactions”) were conducted pursuant to the Transaction Support Agreement.

On February 18, 2025, the Company’s shareholders approved proposals to enable the Transactions, including the Warrant Distribution.

On February 19, 2025, Altisource and the Borrower entered into agreements with 100% of the lenders under the SSTL (the “Lenders”) under the Amended Credit Agreement. Under these agreements, the Lenders exchanged the SSTL with an outstanding balance of $232.8 million for a $160.0 million new first lien loan facility (the “New Facility”) and 58.2 million shares of common stock (the “Debt Exchange Shares”). The New Facility is comprised of a $110.0 million interest-bearing loan (the “New Debt”) and a $50.0 million non-interest-bearing exit fee (the “Exit Fee”).

On February 19, 2025, Altisource and the Borrower entered into the super senior loan credit agreement (the “Super Senior Credit Agreement”) with Cantor Fitzgerald Securities, as administrative agent and collateral agent and the other lenders parties thereto, for a $12.5 million super senior credit facility (the “Super Senior Facility”) to fund transaction costs related to the Transactions and for general corporate purposes.

The Warrants were issued pursuant to the terms of the TSA to provide Stakeholders with an opportunity to offset dilution resulting from the issuance of the Debt Exchange Shares if the VWAP of the common stock equals or exceeds the Implied Per Share Exercise Price which is initially $1.20, for a period of fifteen consecutive Trading Days (the “VWAP Condition”) prior to the respective Expiration Dates of the Warrants.

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Our Company

References to “Altisource,” “we,” “our,” “us” and the “Company” in this subsection, refer to Altisource Portfolio Solutions S.A. and its consolidated subsidiaries, unless the context otherwise requires.

We are an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve.

We conduct our operations through two reportable segments: Servicer and Real Estate and Origination. In addition, we report Corporate and Others separately.

We are focused on becoming the premier provider of mortgage and real estate marketplaces and related technology enabled solutions to a broad and diversified customer base of residential real estate and loan investors, servicers, and originators. The real estate and mortgage marketplaces represent very large markets, and we believe our scale and suite of offerings provide us with competitive advantages that could support our growth. As we navigate the current state of the economy, interest rate environment, housing supply, and other macro-economic trends, we continue to evaluate our strategy and core businesses and seek to position our businesses to provide long-term value to our customers and shareholders.

Each of our business segments provides Altisource the potential to grow and diversify our customer and revenue base. We believe these business segments address very large markets and directly leverage our core competencies and distinct competitive advantages. Our business segments and strategic initiatives follow:

Servicer and Real Estate: Through our offerings that support residential real estate and loan investors and forward and reverse servicers, we provide a suite of solutions and technologies intended to meet their growing and evolving needs. We are focused on growing referrals from our existing customer base and attracting new customers to our offerings. We have a customer base that includes government-sponsored enterprises, asset managers, and several large bank and non-bank servicers, including Onity Group Inc. and Rithm Capital Corp. We believe we are one of only a few providers with a broad suite of solutions, nationwide coverage and scalability. Further, we believe we are well positioned to gain market share from existing and new customers if they consolidate to larger, full-service providers or outsource services that have historically been performed in-house.

Origination: Through our offerings that support mortgage loan originators (or other similar mortgage market participants), we provide a suite of solutions and technologies to meet the evolving and growing needs of lenders, mortgage purchasers and securitizers. We are focused on growing business from our existing customer base, attracting new customers to our offerings and developing new offerings. We have a customer base that includes the Lenders One cooperative members, which includes independent mortgage bankers, credit unions, and banks, as well as bank and non-bank loan originators. We believe our suite of services, technologies and unique access to the members of the Lenders One mortgage cooperative position us to grow our relationships with our existing customer base by growing membership of Lenders One, increasing member adoption of existing solutions and developing and cross-selling new offerings. Further, we believe we are well positioned to gain market share from existing and new customers as customers and prospects look to Lenders One to help them improve their profitability and better compete.

Corporate and Others: Includes interest expense and costs related to corporate functions including executive, infrastructure and certain technology groups, finance, law, compliance, human resources, vendor management, facilities, risk management and eliminations between reportable segments.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. For instructions on how to find copies of these documents, see the section of this prospectus entitled “Where You Can Find More Information.”

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Corporate Information

The statutory seat of Altisource Portfolio Solutions S.A. is in Luxembourg. Our office address and our principal executive office is located at 33, Boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg and our telephone number is (+352) 20 60 20 55.

Altisource Portfolio Solutions S.A. files Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information with the SEC. These filings are available to the public on the SEC’s website at www.sec.gov.

Our principal Internet address is www.altisource.com and we encourage investors to use it as a way to easily find information about us. We promptly make the reports we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), select press releases and other related information available on this website. However, the information accessible on or through our website is available for informational purposes only and is not incorporated by reference into, nor is it in any way part of, this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may choose to take advantage of certain of the scaled disclosure requirements available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

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The Offering

This summary highlights the information contained elsewhere in this prospectus. You should read carefully the following summary together with the more detailed description of the terms of the Warrants and common stock contained elsewhere in this prospectus. See “Description of the Warrants” in this prospectus.

Issuer	Altisource Portfolio Solutions S.A.

The Warrant Distribution:	We issued a total of 35,230,503 Cash Exercise Stakeholder Warrants, which represent the right to purchase up to 57,249,567 million shares of common stock, assuming that no Cash Exercise Stakeholder Warrants or shares of common stock are rounded down, and that there are no limitations on exercise as a result of the Beneficial Ownership Limitation described herein.

We also issued 35,230,503 Net Settle Stakeholder Warrants. Because the Net Settle Stakeholder Warrants must be exercised cashlessly, we cannot predict the number of shares that will be issued upon exercise of the Net Settle Stakeholder Warrants, as the number of shares that will be issued will vary depending upon the arithmetic average of the VWAPs for the five consecutive Trading Days ending on the date immediately preceding the Exercise Date (as defined below) (the “Five-Day VWAP”) of the Net Settle Stakeholder Warrants. The following table shows the maximum number of shares of common stock expected to be issued upon exercise of the Net Settle Stakeholder Warrants at varying Five-Day VWAPs assuming all Net Settle Stakeholder Warrants are exercised based on the same Five-Day VWAP and also assuming no Net Settle Stakeholder Warrants or shares of common stock are rounded down, and that there are no limitations on exercise as a result of the Beneficial Ownership Limitation described herein.

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Assumed Five-Day VWAP	Total Estimated Number of Shares to be Issued Upon Exercise of Net Settle Stakeholder Warrants
$1.25	2.3 million
$1.50	11.4 million
$2.00	22.9 million
$2.50	29.8 million
$3.00	34.3 million

Our officers, directors, employees, affiliates and advisors and their respective affiliates who were also holders of common stock, RSUs or Penny Warrants (collectively, the “Distribution Securities”) as of the Distribution Record Date (and, with respect to common stock, were Beneficial Owners as of the Warrant Distribution Date) received Warrants similar to all other security holders.

If your Distribution Securities were held through a broker, dealer, custodian bank or other nominee as of the Warrant Distribution Date, your account at your nominee was credited with your Warrants. If you were a holder of record of Distribution Securities on the Distribution Record Date, our transfer agent should have issued you a direct registration account statement representing the Warrants.

Holders may exercise all or a portion of their Warrants or choose not to exercise any Warrants at all, or may otherwise sell or transfer their Warrants, in each case, in their sole and absolute discretion, subject to applicable law and, in the case of holders receiving Warrants because they hold RSUs (“RSU Holders”) as of the Distribution Record Date, the vesting of the RSUs to which their Warrants relate.

Distribution Record Date:	5:00 p.m., New York City time, on February 14, 2024.

Shares of Common Stock Currently Outstanding:	As of the date of this prospectus, there were 87,589,517 shares of our common stock outstanding.

Shares of common stock Outstanding Assuming Complete Exercise of Warrants and an Assumed Five-Day VWAP of $2.00:	We did not issue any shares of common stock directly in the Warrant Distribution. Based on the number of shares of common stock outstanding as of the Distribution Record Date, if all 70,461,006 Warrants issued in the Warrant Distribution were exercised and assuming all shares of common stock issued pursuant to the exercise of Net Settle Stakeholder Warrants were issued at an assumed Five-Day VWAP of $2.00, we would have 167.7 million shares of common stock outstanding (in each case, assuming no Warrants or shares of common stock are rounded down and that there are no limitations on exercise as a result of the Beneficial Ownership Limitation described herein).

Warrant Shares Issuable Upon Exercise of the Warrants:	Each Warrant is exercisable for 1.625 shares of our common stock (the “Warrant Exercise Rate”), subject to certain adjustments described in the “Anti-Dilution Adjustments” section below. However, because the Net Settle Stakeholder Warrants must be cashlessly exercised, the number of shares issuable upon exercise of a Net Settle Stakeholder Warrant will be less than 1.625, and the actual number of shares issuable upon exercise of Net Settle Stakeholder Warrants will vary depending upon the Five-Day VWAP.

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Exercise Price:	$1.95 per Warrant (initially equal to $1.20 per share of common stock) (the “Exercise Price”). The Exercise Price for the Cash Exercise Stakeholder Warrants may only be paid in cash, and the Net Settle Stakeholder Warrants must be exercised on a cashless basis as described in the “Description of the Warrants – Exercise” section below.

No Fractional Shares:	We will not issue fractional shares of common stock or pay cash in lieu thereof. If you would otherwise be entitled to receive fractional shares of common stock upon exercise of the Warrants, we will first aggregate the total number of shares of common stock you would receive upon exercise of the Cash Exercise Stakeholder Warrants or the Net Settle Stakeholder Warrants, as applicable, and then round down the total number of shares of common stock to be issued to you to the nearest whole number. A whole number is any non-negative number, including zero, that is not a fraction or decimal.

Exercise Procedure:	In order to exercise all or any of its Warrants, the holder thereof is required to deliver electronically to the Warrant Agent a duly executed notice of election by 5:00 p.m. New York City time on a Business Day (an “Exercise Notice” and the date on which such notice is validly submitted, the “Exercise Date”) and, in the case of Cash Exercise Stakeholder Warrants, pay the Exercise Price. Record owners of Warrants can exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants.

Issuance of common stock Upon Exercise of Warrants:	If your Warrants are held through a broker, dealer, custodian bank or other nominee and you exercise Warrants, your account at your nominee will be credited with shares of common stock following the exercise of your Warrants. If you are a holder of record of Warrants and you exercise your Warrants, our transfer agent will issue a direct registration account statement representing those shares to you following exercise of the Warrants.

Trading Market for the Warrants:	The Company applied to list the Cash Exercise Stakeholder Warrants and the Net Settle Stakeholder Warrants on the Nasdaq Global Select Market. However, there can be no assurance that these applications will be approved or that an orderly, liquid trading market for the Warrants will develop or be maintained. Any trading value of the Warrants will be determined by the market.

Proposed Share Consolidation and its effect on the Warrants	On March 31, 2025, the Company filed a definitive proxy statement on Schedule 14A with the SEC, in connection with the Company’s Extraordinary General Meeting of Shareholders to be held on May 13, 2025, at which the Company’s shareholders will be asked to approve a reverse share split of the Company’s common stock on the basis of a ratio of one post-consolidation share of common stock for every eight outstanding pre-consolidation shares of common stock (the “Share Consolidation Proposal”). If the Share Consolidation Proposal is approved by shareholders and implemented by our Board, (i) the Warrant Exercise Rate will decrease from 1.625 to 0.20313 and (ii) the Implied Per Share Exercise Price will increase from $1.20 to $9.60.

Risk Factors:	An investment in the shares issuable upon exercise of the Warrants (the “Warrant Shares”) involves significant financial risk. You should carefully read the section entitled “Risk Factors” on page 12 of this prospectus, as well as in our reports incorporated by reference herein, before you make a decision as to the exercise of your Warrants to determine whether an investment in the Warrant Shares is appropriate for you.

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No Make-Whole for Financial or Other Losses after Exercise:	The future prices of our common stock and Warrants are unknown. A Warrant holder may incur a financial or other loss upon or subsequent to the exercise of Warrants due to a drop in our stock price, or as a result of a failure to deliver Warrant Shares as of any particular date after exercise, or for other reasons. We will not pay (or “make-whole”) any Warrant holder or shareholder for any financial or other losses incurred upon or subsequent to the exercise of a Warrant or the purchase in the open market of a Warrant.

Exercise Period:	Subject to applicable laws and regulations and the terms of the Warrant Agreement, the Warrants may be exercised at any time starting and from time to time on or after the Initial Exercise Date until:

•	in the case of the Cash Exercise Stakeholder Warrants, 5:00 p.m., New York City time on April 2, 2029 (the “Cash Exercise Warrant Expiration Date”); and
•	in the case of the Net Settle Stakeholder Warrant, 5:00 p.m., New York City time on April 30, 2032 (the “Net Settle Warrant Expiration Date”) and, together with the Cash Exercise Warrant Expiration Date, the “Expiration Dates”).

Notwithstanding the forgoing, RSU Holders may only exercise their warrants upon the vesting of the RSUs to which their Warrants relate.

The Warrants will have no financial value after their respective Expiration Dates.

Beneficial Ownership Limitation on Exercise of Warrants:	A holder of Warrants (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates (such persons, the “Attribution Parties”)) may not exercise any portion of the Warrants held by such holder to the extent that such holder (together with its affiliates and Attribution Parties) would beneficially own more than 9.99% of the outstanding common stock immediately after exercise, excluding for purposes of such determination shares of common stock issuable upon (i) exercise of such Warrants which have not been exercised and (ii) exercise or conversion of the unexercised or nonconverted portion of any of our other securities subject to a limitation on conversion or exercise analogous to the limitation contained in the Warrants beneficially owned by the holder or any of its affiliates or Attribution Parties (the “Beneficial Ownership Limitation); provided, however, the Beneficial Ownership Limitation may be waived by the holder of Warrants upon 61 days’ prior written notice to the Company. In addition, the Beneficial Ownership Limitation will not apply to persons that are greater than 9.99% beneficial owners at the time the Warrants are issued without taking into consideration any common stock that may be deemed to be beneficially owned by any such person as a result of the Warrants.

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Anti-Dilution Adjustments:	The Warrant Exercise Rate is subject to certain adjustments for events including: (i) stock dividends, splits, subdivisions, reclassifications and combinations, (ii) rights issues, (iii) other distributions and spinoffs, (iv) cash dividends and distributions, and (iv) shareholder rights plans.

Use of Proceeds:	Assuming that all Cash Exercise Stakeholder Warrants distributed are fully exercised, we expect that the gross proceeds of this offering would be approximately $68.7 million. A minimum of 95% of net proceeds the Company receives from the exercise of Cash Exercise Stakeholder Warrants shall be applied first to the prepayment of the Super Senior Credit Agreement and, second, to the prepayment of the New Debt and the Exit Fee. After deducting these prepayment amounts and the offering expenses of the issuance of the Warrants, we estimate the net proceeds to the Company would be approximately $3.4 million. We expect to use any remaining proceeds from the exercise of Cash Exercise Stakeholder Warrants for general corporate purposes.

Absence of a Public Market; Listing:	The Warrants are new securities, and there is no established trading market for the Warrants. The Warrants are transferable. We have applied to list the Cash Exercise Stakeholder Warrants and the Net Settle Stakeholder Warrants on the Nasdaq Global Select Market. However, there can be no assurance that these applications will be approved or that an orderly, liquid trading market for the Warrants will develop or be maintained. Any trading value of the Warrants will be determined by the market.

Shares of common stock:	Shares of our common stock trade on the Nasdaq Global Select Market under the symbol “ASPS.” However, we are currently not in compliance with the listing standards of Nasdaq. See “Risk Factors—We may be delisted from the Nasdaq, which could negatively impact the value of our common stock and our business.”

Maintenance of Registration Statement; Exercise of Net Settle Stakeholder Warrants using Section 3(a)(9):

We have agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement filed pursuant to Rule 415 of the Securities Act, covering the issuance of Warrant Shares to the Warrant holders upon exercise of the Warrants, to remain effective until the earlier of (i) such time as all Cash Exercise Stakeholder Warrants have been exercised and (ii) the Cash Exercise Warrant Expiration Date. To the extent the Company is no longer required to keep the Shelf Registration Statement effective because all Cash Exercise Stakeholder Warrants have been exercised or the Cash Exercise Warrant Expiration Date has passed, it shall use commercially reasonable efforts to permit the Net Settle Stakeholder Warrants to be exercised pursuant to the exemption from the registration provisions of the Securities Act contained in Section 3(a)(9) of the Securities Act, which would result in the issuance of freely tradable Warrant Shares.

The Company may suspend the availability of the registration statement relating to the Warrants from time to time if our Board determines in the exercise of its reasonable judgment that such suspension is necessary, and the Company provides notice to the Warrant holders. If the registration is so suspended in the 15 consecutive-day period ending on and including the date on which the Cash Exercise Warrant Expiration Date would otherwise occur, then the Cash Exercise Warrant Expiration Date will be delayed for a number of days equal to the number of days during such period that the registration statement was suspended.

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No Shareholder Rights:	Holders of Warrants do not have any voting or other rights as shareholders of common stock with respect to the shares of common stock issuable upon exercise of their Warrants prior to the time such Warrants are validly exercised and, in the case of Cash Exercise Stakeholder Warrants, the Exercise Price is received by the Company.

Settlement:	Warrant Shares are expected to be delivered to the applicable holder after the applicable Exercise Date on the transfer agent’s standard turnaround time. Holders should not expect to receive the shares within the typical one Business Day settlement after exercise of their Warrants.

Governing Law:	The Warrants and the Warrant Agreement under which they were issued are governed by and construed and enforced in accordance with the laws of the State of New York.

Warrant Agent:	Equiniti Trust Company, LLC

U.S. Federal Income Tax Consequences:	You should carefully read the section entitled “Certain U.S. Federal Income Tax Consequences” on page 30 of this prospectus, and consult your tax advisor on the tax treatment of the Warrants.

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Risk Factors

Investing in any Warrant Shares offered pursuant to this prospectus involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, as well as those described under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, under the heading “Item 1A. Risk Factors” in any subsequently filed Quarterly Report on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The occurrence of any of these risks could cause you to lose all or part of your investment in the Warrant Shares or cause their value to decline.

The Warrants may never become exercisable and may expire worthless.

The Warrants may only be exercised beginning on the later of (i) July 2, 2025 and (ii) the first date on which the VWAP Condition has been met. If the VWAP Condition is not met, the Warrants will never become exercisable, which would adversely affect their market price, if any. Accordingly, you may never be able to exercise your Warrants, and they may expire worthless.

We may be delisted from Nasdaq, which could negatively impact the value of our common stock and our business.

On December 19, 2024, Altisource Portfolio Solutions S.A. (the “Company”) received a letter (the “Bid Price Notice”) from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, because the closing bid price for its common stock has been below $1.00 per share for 30 consecutive business days, it no longer complies with the minimum bid price requirement for continued listing on The Nasdaq Global Select Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Rule”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Rule exists if the deficiency continues for a period of 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until June 17, 2025, to regain compliance with the Minimum Bid Price Rule. The Bid Price Notice states that the Nasdaq staff will provide written confirmation that the Company has achieved compliance with the Minimum Bid Price Rule if at any time before June 17, 2025, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days.

In the event the Company is not in compliance with the Minimum Bid Price Rule by June 17, 2025, the Company may be afforded a second 180 calendar day grace period. To qualify, the Company must submit an application to transfer the listing of its common stock to the Nasdaq Capital Market, which requires the Company to meet the continued listing requirement for the market value of publicly held shares (“MVPHS”) and all other initial listing standards for the Nasdaq Capital Market, other than the Minimum Bid Price Rule. There is no assurance that the Company will be able to meet the Nasdaq Capital Market continued listing requirements with respect to MVPHS or all other Nasdaq Capital Market initial listing requirements if it does not regain compliance with the Minimum Bid Price Rule before June 17, 2025.

If necessary, the Company intends to conduct a reverse stock split in an effort to regain compliance with the Minimum Bid Price Rule. On March 31, 2025, the Company filed a definitive proxy statement on Schedule 14A, in connection with the Company’s Extraordinary General Meeting of Shareholders to be held on May 13, 2025, at which the Company’s shareholders will be asked to approve a reverse split of the Company’s common stock on the basis of a ratio of one post-consolidation share of common stock for every eight outstanding pre-consolidation shares of common stock. While a reverse stock split could help the Company regain compliance with the Minimum Bid Price Rule, it carries several risks. Reverse stock splits can be perceived negatively by the market, potentially leading to a decline in the price of the Company’s common stock and the Warrants. Additionally, a reverse stock split reduces the number of shares outstanding, which may decrease the trading volume and liquidity of our common stock. There is no assurance that a reverse stock split would result in an initially higher or sustained higher price for our common stock, and the price of our common stock could decline again, leading to further non-compliance with listing standards.

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In addition, on December 20, 2024, the Company received written notice (the “Market Value Notice”) from Nasdaq indicating that, for the 30 consecutive business days ending December 19, 2024, the market value of the Company’s MVPHS was below the minimum requirement of $15 million for continued listing on The Nasdaq Global Select Market under Nasdaq Listing Rule 5450(b)(3)(C) (the “MVPHS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company was provided a period of 180 calendar days, or until June 18, 2025, to regain compliance. The Market Value Notice stated that, if during the 180-day compliance period, the Company’s MVPHS closes at $15 million or more for a minimum of ten consecutive business days, the Nasdaq staff will provide written confirmation of compliance and this matter will be closed. On March 12, 2025, the Company received a notice from Nasdaq stating that since the Company’s MVPHS has been $15 million or greater for the ten-day period of February 19, 2025 to March 11, 2025, the Company has regained compliance with the MVPHS Rule and Nasdaq considers the matter closed. However, there is no assurance that the Company will remain in compliance with the the MVPHS Rule.

If we fail to regain compliance with the Minimum Bid Price Rule by June 17, 2025 and we are unable to meet the requirements to transfer the listing of our common stock to the Nasdaq Capital Market, our common stock (and the Warrants, to the extent they are listed on Nasdaq) will likely be delisted from Nasdaq, which could significantly reduce the liquidity and marketability of our common stock (and the Warrants, to the extent they are listed on Nasdaq). A delisting could result in increased volatility, reduced market interest, and difficulty in attracting institutional shareholders and investors who are restricted from investing in stocks not listed on a major securities exchange. Additionally, delisting may adversely impact employee retention and recruitment, our ability to raise capital, and our relationships with customers and business partners.

The market price, if any, of the Warrants may decline rapidly and significantly following their distribution.

If there is little or no market demand for the Warrants if and when trading of the Warrants begins, the trading price of the Warrants will likely decline following their distribution. The Warrants are being distributed all at once, which could lead to demand and supply imbalances and cause the trading price of the Warrants to decline rapidly and significantly.

An active public market for the Warrants may not develop, which would adversely affect the liquidity and market price of the Warrants.

To date, there has been no existing trading market for the Warrants. The Company has applied to list the Cash Exercise Stakeholder Warrants and the Net Settle Stakeholder Warrants on the Nasdaq Global Select Market under the symbols, ASPSZ and ASPSW, respectively. Nasdaq has advised that they will not approve our applications to list the Warrants on the Nasdaq Global Select Market before the registration statement of which this prospectus is a part becomes effective under the Securities Act. No assurance can be provided that our applications to list the Warrants on the Nasdaq Global Select Market will be approved, even if such registration statement is declared effective under the Securities Act. If the Warrants begin to trade on the Nasdaq Global Select Market or any other trading market, they will be subject to trading dynamics over which we will have no control. An active and orderly trading market for the Warrants may never develop or, if it develops, it may not be sustained. The trading market for the Warrants may lack adequate size, liquidity or price transparency or may have an unusually high bid-ask spread. You may be unable to sell your Warrants at a price that is favorable to you or at all.

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The market value of the Warrants is expected to be initially very low, and the Warrants may not ever have any value.

Because the initial Implied Per Share Exercise Price of the Warrants of $1.20 per share is significantly above the market price of the common stock on the date of issuance of the Warrants, the Warrants are not expected to initially have any significant market value, and they may only have market value if and when the trading price of the common stock significantly exceeds the Implied Per Share Exercise Price of the Warrants.

The trading price for the Warrants may bear little or no relationship to traditional valuation methods, or to the market price of our common stock, and therefore the trading price of the Warrants may fluctuate significantly following their issuance.

The trading price of the Warrants may have little or no relationship to, and may be significantly lower, or at times higher, than the price that would otherwise be established using traditional indicators of value, such as our future prospects; future potential revenues, earnings, cash flows, and other financial and operating information, or multiples thereof; market prices of our common stock; and the views of research analysts. Potential investors should not buy Warrants in the open market unless they are willing to take the risk that the trading price of the Warrants could fluctuate and decline significantly.

Hedging arrangements relating to the Warrants may affect the value and volatility of our common stock.

In order to hedge their financial positions, Warrant holders may enter into hedging transactions with respect to our common stock, may unwind or adjust hedging transactions and may purchase or sell large blocks of our common stock in one or more market transactions. The effect, if any, of these activities on the trading price of our common stock will depend in part on market conditions and cannot be known in advance, but any of these activities could adversely affect the value and price volatility of our common stock.

Exercising the Warrants is a risky investment, and you may not be able to recover the value of your investment in the common stock received upon exercise of the Warrants. You should be prepared to sustain a total loss of the exercise price of your Warrants.

As of April 24, 2025, the last reported price of our common stock on the Nasdaq Global Select Market was $0.8799 per share. This is $0.3201 below the $1.20 initial Implied Per Share Exercise Price of the Warrants. In order for you to recover the value of your investment in the shares of common stock receive upon exercise of a Warrant at the exercise price, the value of such shares of common stock must be more than the Implied Per Share Exercise Price of the Warrants. If the value of the shares of common stock you receive upon exercise of a Warrant is lower than the amount you pay to the exercise the Warrant, you could experience a total loss of your investment in exercising the Warrants.

You may lose some or all of your financial investment after exercising a Warrant.

You may incur a financial or other loss upon or subsequent to the exercise of a Warrant due to a drop in our stock price, or as a result of a failure to timely deliver Warrant shares as of any particular date after exercise, or for other reasons. If the market value of our common stock price declines, you may be unable to resell your shares at or above the price at which you acquired them through the exercise of Warrants. We cannot assure you that the price of our common stock will not fluctuate or decline significantly below your exercise price in the future, in which case you could incur substantial losses.

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The future prices of our publicly-traded common stock and Warrants are unknown, highly speculative and involve significant risks and are expected to stay that way through the foreseeable future.

The price of our common stock has fluctuated significantly, and it may continue to do so. As of April 24, 2025, the closing price of our common stock on the Nasdaq Global Select Market was $0.8799. During the year ended December 31, 2024, the closing price of our common stock on the Nasdaq Global Select Market ranged from a high of $3.14 to a low of $0.51. The price of our common stock may continue to fluctuate due to a variety of factors, including, among others, our financial performance and the conditions in our industry.

Speculation in our publicly-traded common stock or Warrants may result in extreme price volatility.

Our shareholders or Warrant holders or outside investors may speculate on the direction of movements in the price of our common stock or Warrants. Speculation in the price of our common stock or Warrants may involve long and short exposures. Sudden changes in demand or supply for our common stock or Warrants due to speculation or other reasons may create trading anomalies that add volatility to the trading price of these securities. The volatility or direction of the price of our common stock or the price of our Warrants may be unrelated or disproportionate to our operating results, which could cause significant losses to your investments.

The settlement process for shares of common stock issuable upon exercise of Warrants is outside of our control and may cause you to lose the value of your investment.

The settlement process with respect to exercised Warrants refers to the time between exercise of a Warrant and when the issued common stock is delivered to your account, and you become the holder of record of such common stock. The settlement process is conducted by outside parties and broker-dealers and is therefore outside of our control.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, the standard settlement cycle for most broker-dealer transactions is one business day, unless the parties to any such trade expressly agree otherwise. We understand that under existing financial industry practices, delivery of the shares of common stock upon exercise of Warrants will likely not occur within one business day, and delivery may take several business days. You could experience a significant loss of your investment in exercising Warrants if the settlement process takes longer than anticipated or fails to settle.

The issuance of common stock upon the exercise of the Warrants may depress our stock price.

Assuming all of the Cash Exercise Stakeholder Warrants are all exercised and the all the Net Settle Stakeholder Warrants are exercised based on an assumed Five-Day VWAP of $2.00, we could issue a maximum of up to 80.1 million shares of common stock in connection with the Warrant Distribution, which would be an approximately 92% increase from our current number of shares outstanding. The issuance of such additional shares of common stock upon exercise of the Warrants, and the resale of such shares on the open market after their issuance, or the perception that such sales could occur, could result in significant downward pressure on our stock price.

Warrant holders will not be entitled to any of the rights of holders of our common stock.

Warrant holders will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but Warrant holders will be subject to all changes affecting our common stock.

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You will have rights with respect to our common stock only if you receive our common stock upon exercising the Warrants and only as of the date when you become a record owner of the shares of our common stock upon such exercise. For example, if an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the owner of the shares of our common stock due upon exercise of your Warrants, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The Warrants do not automatically exercise, and any Warrant you do not exercise prior to the applicable Expiration Date will lose all financial value.

Your Warrants do not automatically exercise, even if our common stock price remains at or above the exercise price of the Warrants. You are entitled to exercise the full number of Warrants registered in your name or any portion thereof. Any Warrant that you do not exercise for cash prior to the applicable Expiration Date will expire unexercised and you will not receive any shares of our common stock. The Warrants will have no financial value after their respective Expiration Dates.

Future sales or other dilution of our equity may adversely affect the market price of our common stock.

The Warrant Agreement does not restrict us from issuing additional shares of common stock to the public or under our employee and director compensation plans. We regularly evaluate opportunities to access capital markets, taking into account our capital needs, financial condition, strategic plans and other relevant considerations. The issuance of additional shares of common stock or common equivalent securities in future equity offerings will dilute the ownership interest of our existing common stock holders and may depress the trading value of the Warrants or our common stock. There can be no assurances that we will not in the future determine that it is advisable or necessary to issue additional shares of common stock or other securities convertible or exercisable for shares of common stock to fund our business needs. We also expect to continue to use equity and stock options to compensate our employees and directors and others. The market price of our common stock and the Warrants could decline significantly as a result of such offerings or issuances, or the perception that such offerings or issuances could occur.

You will not be permitted to fully exercise all the Warrants you hold if doing so would cause you to own beneficially own in excess of 9.99% of our outstanding common stock, subject to limited exceptions.

The Beneficial Ownership Limitation with respect to the exercise of the Warrants generally provides that a holder of Warrants (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates (such persons, the “Attribution Parties”)) may not exercise any portion of the Warrants held by such holder to the extent that such holder (together with its affiliates and Attribution Parties) would beneficially own more than 9.99% of the outstanding common stock immediately after exercise, excluding for purposes of such determination shares of common stock issuable upon (i) exercise of such Warrants which have not been exercised and (ii) exercise or conversion of the unexercised or nonconverted portion of any of our other securities subject to a limitation on conversion or exercise analogous to the limitation contained in the Warrants beneficially owned by the holder or any of its affiliates or Attribution Parties; provided, however, the Beneficial Ownership Limitation may be waived by the holder of Warrants upon 61 days’ prior written notice to the Company. In addition, the Beneficial Ownership Limitation will not apply to persons that are greater than 9.99% beneficial owners immediately prior to the time the Warrants are issued without taking into consideration any common stock that may be deemed to be beneficially owned by any such person as a result of the Warrants. No consideration or repayment will be made to any Holder as a result of an inability to exercise a Warrant in whole or in part because of the Beneficial Ownership Limitation.

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Our registration statement covering the issuance of common stock issuable upon exercise of the Warrants may not be available at times.

We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the common stock issuable upon the exercise of the Warrants, however, we are not prohibited from suspending the use of the registration statement and can suspend it at any time at our discretion as described in this prospectus supplement under the heading “Description of the Warrants – Registration and Suspension.” There must be an effective registration statement covering the issuance of Warrant Shares upon the exercise of the Warrants, unless an exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”) is available. If at the time of exercise of the Warrants, there is no effective registration statement covering the issuance of the Warrant Shares, the right to exercise the Warrants shall be automatically suspended until such registration statement becomes effective; provided, however, that the Company shall use commercially reasonable efforts to allow holders to exercise Net Settle Stakeholder Warrants under Section 3(a)(9) of the Securities Act at any time a registration statement is not available for the cashless exercise of Net Settle Stakeholder Warrants. The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period.

If the Company or any of its subsidiaries are characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, U.S. Holders may suffer adverse U.S. federal income tax consequences.

U.S. holders of Warrants may be subject to adverse U.S. federal income tax consequences and may incur certain information reporting obligations if the Company is treated as a “PFIC” (defined below) for any taxable year. In general, we will be a PFIC for any taxable year in which, after applying certain look-through rules, (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value (generally, determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person).

We believe that we were not a PFIC for U.S. federal income tax purposes for our taxable year ending December 31, 2024, and we do not expect to become a PFIC for our current taxable year or in the foreseeable future.

However, whether we are a PFIC will be determined annually based upon the composition and nature of our income, the composition, nature and valuation of our assets (including goodwill), all of which are subject to change (including in the current taxable year), and which may be determined in large part by reference to the market value of our shares, which may be volatile. The determination of whether we are a PFIC will also depend upon the application of complex U.S. federal income tax rules concerning the classification of our assets (including goodwill) and income for this purpose, and the application of these rules is uncertain in some respects. Accordingly, no assurance can be provided that the IRS will not successfully assert that we have been or will be in our current or any subsequent taxable year a PFIC for U.S. federal income tax purposes.

For a more detailed discussion of the U.S. federal income tax considerations to a U.S. holder of Warrants if the Company were treated as a PFIC, see the section below titled “Certain U.S. Federal Income Tax Consequences—Passive Foreign Investment Considerations. ”

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Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, about Altisource. These forward-looking statements are intended to be covered by the safe harbor for forward- looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include statements regarding the number of shares that may be issued upon the exercise of Net Settle Stakeholder Warrants, the effects of a reverse stock split on the price of our common stock, statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of Altisource. We caution our shareholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, those discussed under the heading “Risk Factors” on page 12 of this prospectus and in other documents that we file from time to time with the SEC, specifically under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, under the heading “Item 1A. Risk Factors” in any subsequently filed Quarterly Report on Form 10-Q.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. While we may elect to update these forward-looking statements at some point in the future, we assume no obligation to update or revise any forward-looking statements except to the extent required by applicable law.

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Use Of Proceeds

Assuming that the Cash Exercise Stakeholder Warrants are fully exercised, we expect that the gross proceeds of this offering would be approximately $68.7 million.

In accordance with the TSA, on February 19, 2025, the Company, Borrower, the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent and collateral agent entered into the New Facility, with a maturity date of April 30, 2030. The New Debt accrues interest at Secured Overnight Financing Rate (“SOFR”) plus 6.50%, with a 3.50% SOFR floor. There were no proceeds received from the New Debt. As discussed above, on February 19, 2025, Altisource and the Borrower entered into agreements with 100% of the Lenders under the Amended Credit Agreement. Under these agreements, the Lenders exchanged the SSTL with an outstanding balance of $232.8 million for the $160.0 million New Facility and the Debt Exchange Shares. As discussed above, the Borrower received $12.5 million under the Super Senior Facility to fund transaction costs related to the Transactions and for general corporate purposes. See “Prospectus Summary—Background of Issuance of the Warrants.”

A minimum of 95% of net proceeds the Company receives from the exercise of Cash Exercise Stakeholder Warrants shall be applied first to the prepayment of the Super Senior Credit Agreement and, second, to the prepayment of the New Debt and the Exit Fee (the “Prepayment Amount”). Assuming that the Cash Exercise Stakeholder Warrants are fully exercised and after deducting the offering expenses of the issuance of the Warrants and the Prepayment Amount, we estimate the net proceeds to the Company would be approximately $3.4 million. We expect to use any net proceeds from the exercise of Cash Exercise Stakeholder Warrants for general corporate purposes.

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Description Of The Warrants

General

Our Board declared an issuance under Luxembourg Law, which is more commonly referred to as a distribution in the United States (the “Warrant Distribution”), of transferable Warrants at no charge to record holders of the following Company securities (“Stakeholders”): (i) shares of common stock, (ii) restricted share units (“RSUs”), and (iii) the Company’s warrants to purchase shares of common stock at an exercise price of $0.01 per share (the “Penny Warrants”), in each case, as of 5:00 p.m., New York City time, on February 14, 2025 (such date and time, the “Distribution Record Date”).

On February 4, 2025, the Company (i) issued a press release announcing the proposed Warrant Distribution and the Distribution Record Date; and (ii) in accordance with the rules of the Nasdaq Stock Market (“Nasdaq”), provided a notice to Nasdaq informing Nasdaq of the Warrant Distribution and the Distribution Record Date. The Warrants were issued on April 3, 2025 (the “Warrant Distribution Date”) to Stakeholders on the Distribution Record Date pursuant to a warrant agent agreement, between the Company and Equiniti Trust Company, LLC, as Warrant Agent, dated as of March 31, 2025 (the “Warrant Agreement”).

However, the Warrants were not credited to the accounts of persons that held common stock in “street name” through a bank, broker or other nominee (each such person, a “Beneficial Owner”) on the Distribution Record Date. This was the result of a unilateral determination by Nasdaq (which was not communicated to the Company) under FINRA Rule 11140 that the first day on which a purchaser of common stock was no longer entitled to receive the Warrant Distribution (i.e., the ex-dividend date) was the April 3, 2025 Warrant Distribution Date and not the February 14, 2025 Distribution Record Date (the “Special Dividend Determination”). The effect of Nasdaq’s Special Dividend Determination is that only Beneficial Owners that held shares of common stock as of the Warrant Distribution Date received the Warrants, regardless of whether such Beneficial Owner held common stock on the Distribution Record Date. Persons that held shares of common stock on the records of the Company’s transfer agent (i.e., persons that were record holders, not Beneficial Owners), holders of RSUs and holders of Existing Warrants, in each case, as of the Distribution Record Date, received the Warrant Distribution regardless of whether they held those securities on the Warrant Distribution Date.

Nasdaq has advised the Company that it usually informs companies by email when it makes a Special Dividend Determination, but acknowledged that it failed to do so regarding its Special Dividend Determination with respect to the Warrant Distribution. Accordingly, the Company was not aware of Nasdaq’s Special Dividend Determination and was not able to update its public disclosure or otherwise inform shareholders about Nasdaq’s determination and its impact on Beneficial Owners. According to Nasdaq staff members contacted by the Company, Nasdaq made its Special Dividend Determination based on the contingent nature of the Warrant Distribution. However, it is not entirely clear that FINRA Rule 11140 required Nasdaq to make a Special Dividend Determination with respect to the Warrant Distribution.

Each Warrant entitles the holder thereof to purchase from us 1.625 shares of common stock, subject to certain adjustments, at an Exercise Price of $1.95 (initially equal to $1.20 per share of common stock) per Warrant. The Cash Exercise Stakeholder Warrants may be exercised for cash only, and the Net Settle Stakeholder Warrants may only be exercised on a cashless basis.

The following description of the Warrants and the Warrant Agreement is only a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement (including the Form of Warrant attached thereto), which has been filed as an exhibit to the registration statement of which this prospectus is a part. The distribution of the Warrants has not been registered under the Securities Act because the issuance of a Warrant for no consideration is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. We have applied to list the Cash Exercise Stakeholder Warrants and the Net Settle Stakeholder Warrants on the Nasdaq Global Select Market. However, there can be no assurance that these applications will be approved or whether an orderly, liquid trading market for the Stakeholder Warrants will develop or be maintained. Any trading value of the Warrants will be determined by the market.

Warrant Exercise Rate

Each Warrant represents the right to purchase from the Company 1.625 shares of our common stock (the “Warrant Exercise Rate”) at an exercise price of $1.95 per Warrant (initially equal to $1.20 per share of common stock) (the “Exercise Price”), payable in U.S. dollars with respect to the Cash Exercise Warrants and payable in shares of common stock with respect to the Net Settle Stakeholder Warrants as set forth in the Warrant Agreement. The Warrant Exercise Rate is subject to certain adjustments described in the “Anti-Dilution Adjustments” section below.

Proposed Share Consolidation and its Effect on the Warrants

On March 31, 2025, the Company filed a definitive proxy statement on Schedule 14A with the SEC, in connection with the Company’s Extraordinary General Meeting of Shareholders to be held on May 13, 2025, at which the Company’s shareholders will be asked to approve a reverse share split of the Company’s common stock on the basis of a ratio of one post-consolidation share of common stock for every eight outstanding pre-consolidation shares of common stock (the “Share Consolidation Proposal”). If the Share Consolidation Proposal is approved by shareholders and implemented by our Board, (i) the Warrant Exercise Rate will decrease from 1.625 to 0.20313 and (ii) the Implied Per Share Exercise Price will increase from $1.20 to $9.60.

Expiration

Except as described below, (i) the Cash Exercise Stakeholder Warrants will expire and cease to be exercisable at 5:00 pm New York City time on April 2, 2029 and (ii) the Net Settle Stakeholder Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on April 30, 2032.

Form and Transfer

The Company has issued the Warrants in uncertificated, direct registration form. Warrant holders are not be entitled to receive physical certificates. Registration of ownership is maintained by the Warrant Agent. If you were a holder of record of common stock, RSUs or Penny Warrants as of the Distribution Record Date, the Warrant Agent issued a direct registration account statement representing those Warrants. The Warrants issued to Beneficial Owners of common stock as of the Warrant Distribution Date are represented by a global security registered in the name of a depository, which will be the holder of all the Warrants represented by the global security. Those holders who own beneficial interests in a global Warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants.

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Record owners of Warrants may transfer Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer Warrants.

Exercise

All or any part of the Warrants may be exercised from the Initial Exercise Date until 5:00 p.m. New York City time on the applicable Expiration Date by delivering a completed form of election to purchase shares of common stock, which contains certain representations by the holder of the Warrants, and payment of the Exercise Price in cash in the case of an exercise of Cash Settled Stakeholder Warrants. Any such delivery that occurs on a day that is not a Business Day or is received after 5:00 p.m., New York City time, on any given Business Day will be deemed received and exercised on the next succeeding Business Day. Record owners of Warrants may exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants. Notwithstanding the forgoing, RSU Holders may only exercise their warrants upon the vesting of the RSUs to which their Warrants relate.

The Net Settle Stakeholder Warrants may only be exercised on a cashless basis. Upon a “cashless exercise” of Net Settle Stakeholder Warrants, the Holder of such Net Settle Stakeholder Warrants shall be entitled to receive a number of Warrant Shares equal to the greater of (x) zero and (y) the quotient obtained by dividing [(A-B) * (C)] by (A), where:

(A)	=	the arithmetic average of the VWAPs for the five consecutive Trading Days ending on the Trading Day immediately preceding the Exercise Date;

(B)	=	the Implied Per Share Exercise Price; and

(C)	=	the product of (x) the number of Net Settle Stakeholder Warrants so exercised and (y) the Warrant Exercise Rate.

If a registration statement is not effective at any time or from time to time, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective as described under “Registration and Suspension” below; provided, however, that the Company shall use commercially reasonable efforts to allow holders to exercise Net Settle Stakeholder Warrants under Section 3(a)(9) of the Securities Act at any time a registration statement is not available for the cashless exercise of Net Settle Stakeholder Warrants. Upon delivery of Warrant Shares upon exercise of Warrants, the Company will issue such whole number of Warrant Shares as the exercising Warrant holder is entitled to receive. If your Warrants are held through a broker, dealer, custodian bank or other nominee and you exercise your Warrants, your account at your nominee will be credited with those shares following the exercise of your Warrants. If you are a holder of record of our common stock and you exercise your Warrants, our transfer agent will issue a direct registration account statement representing those shares to you after the exercise of the Warrants.

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A holder of Warrants (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates (such persons, the “Attribution Parties”)) may not exercise any portion of the Warrants held by such holder to the extent that such holder (together with its affiliates and Attribution Parties) would beneficially own more than 9.99% of the outstanding common stock immediately after exercise, excluding for purposes of such determination shares of common stock issuable upon (i) exercise of such Warrants which have not been exercised and (ii) exercise or conversion of the unexercised or nonconverted portion of any of our other securities subject to a limitation on conversion or exercise analogous to the limitation contained in the Warrants beneficially owned by the holder or any of its affiliates or Attribution Parties (the “Beneficial Ownership Limitation); provided, however, the Beneficial Ownership Limitation may be waived by the holder of Warrants upon 61 days’ prior written notice to the Company. In addition, the Beneficial Ownership Limitation will not apply to persons that are greater than 9.99% beneficial owners at the time the Warrants are issued without taking into consideration any common stock that may be deemed to be beneficially owned by any such person as a result of the Warrants. No consideration or repayment will be made to any Holder as a result of an inability to exercise a Warrant in whole or in part because of such ownership limitations. The terms “beneficial ownership” and “group” shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of determining whether the Beneficial Ownership Limitation has been reached, a Holder may rely on the number of outstanding shares of common stock reflected in (x) the Company’s most recent periodic or annual report filed with the SEC, (y) a more recent public announcement by the Company or (z) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a holder, the Company shall within one Trading Day confirm in writing to the holder the number of shares of common stock then outstanding.

To the extent that the Beneficial Ownership Limitation applies, the determination of whether a Warrant is exercisable shall be in the sole discretion of the holder, and the submission of an Exercise Notice shall be deemed to be the holder’s determination that such Warrant is exercisable (in relation to other securities owned by the holder together with any affiliates and Attribution Parties) and how many Warrants are exercisable, and none of the Warrant Agent, the Depositary, or the Company shall have any obligation to verify or confirm the accuracy of such determination and none of them shall have any liability for any error made by the Holder or any other Person. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

Amendment

The Warrant Agreement may be amended without the consent of any Warrant holder to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor company in any Business Combination (as defined in the Warrant Agreement), to postpone the applicable Expiration Date, to decrease the Exercise Price or increase the Warrant Exercise Rate, to provide that the Cash Exercise Stakeholder Warrants may, at the option of the holder, be exercised on a cashless basis, to provide that the Net Settle Stakeholder Warrants may, at the option of the holder, be exercised on a cash basis, to facilitate the exercise of Net Settle Stakeholder Warrants pursuant to Section 3(a)(9) of the Securities Act, to make any change that does not adversely affect the rights of any holder in any material respect, to provide for a calculation agent or a successor Warrant Agent, to provide that the Warrants are exercisable for units of reference property in connection with any business combination, or to conform the provisions of the Warrant Agreement or the certificates for the Warrant to this “Description of the Warrants”. The consent of a majority in interest of the then-outstanding Cash Exercise Stakeholder Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Cash Exercise Stakeholder Warrants. The consent of a majority in interest of the then-outstanding Net Settle Stakeholder Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Net Settle Stakeholder Warrants.

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Registration and Suspension; Exercise of Net Settle Stakeholder Warrants using Section 3(a)(9)

The Company has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement to be filed pursuant to Rule 415 of the Securities Act as soon as reasonably practicable after the date of the Warrant Agreement, covering the issuance of shares of common stock to the Warrant holders upon exercise of the Warrants and to remain effective until the earlier of (i) such time as all Cash Exercise Stakeholder Warrants have been exercised and (ii) the Cash Exercise Warrant Expiration Date. To the extent the Company is no longer required to keep the Shelf Registration Statement effective because all Cash Exercise Stakeholder Warrants have been exercised or the Cash Exercise Warrant Expiration Date has passed, it shall use commercially reasonable efforts to permit the Net Settle Stakeholder Warrants to be exercised pursuant to the exemption from the registration provisions of the Securities Act contained in Section 3(a)(9) of the Securities Act, which would result in the issuance of freely tradable Warrant Shares. The Company may suspend the availability of the registration statement relating to the Warrants from time to time if our Board determines in the exercise of its reasonable judgment that such suspension is necessary, and the Company provides notice to the Warrant holders. If the registration is so suspended in the 15 consecutive-day period ending on and including the date on which the Cash Exercise Warrant Expiration Date would otherwise occur, then the Cash Exercise Warrant Expiration Date will be delayed for a number of days equal to the number of days during such period that the registration statement was suspended.

If a registration statement is not effective at any time or from time to time, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”); provided, however, that the Company shall use commercially reasonable efforts to allow holders to exercise Net Settle Stakeholder Warrants under Section 3(a)(9) of the Securities Act at any time a registration statement is not available for the cashless exercise of Net Settle Stakeholder Warrants. The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period. If the Cash Exercise Warrant Expiration Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant, the Cash Exercise Warrant Expiration Date, shall be extended by the number of days comprised in such Exercise Suspension Period.

Other

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of shares of common stock, including, without limitation, the right to vote or to receive dividends or other distributions.

All expenses related to the registration and approval of the shares of common stock issuable upon exercise of the Warrants will be borne by the Company.

Anti-dilution Adjustments

The Warrant Exercise Rate shall be subject to adjustment, without duplication, as follows, except that the Company shall not make any such adjustments if each holder has the opportunity to participate, at the same time and upon the same terms as holders of the shares of common stock and solely as a result of holding the Warrants in any of the transactions described below, without having to exercise such holder’s Warrants, as if such holder held a number of shares of common stock equal to the product (rounded down to the nearest whole multiple of a share of common stock) of (i) the Warrant Exercise Rate in effect on the record date for such transaction and (ii) the number of Warrants held by it on such record date. Certain capitalized terms used in the adjustment provisions below are defined below under the heading “Certain Definitions.”

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(a)            Stock Dividends, Splits, Subdivisions, Reclassifications and Combinations. If the Company shall (i) exclusively issue shares of common stock to all or substantially all holders of common stock as a dividend or distribution on shares of the common stock, (ii) subdivide or reclassify the issued and outstanding shares of common stock into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding shares of common stock into a smaller number of shares, then the Warrant Exercise Rate shall be adjusted based on the following formula:

WER1 = WER0 × (OS1 ÷ OS0)

where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution, or at the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or immediately prior to open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

OS1	=	the number of shares of common stock outstanding immediately after giving effect to such dividend, distribution, subdivision, combination, consolidation or reclassification, as applicable;

OS0	=	the number of shares of common stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution or immediately prior to the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable (before giving effect to any such dividend, distribution, or subdivision, consolidation, combination or reclassification, as applicable).

Any adjustment made under this provision shall become effective at the open of business on such Ex-Date for such dividend or distribution, or at the open of business on the effective date for such subdivision, consolidation, combination or reclassification, as applicable. If an adjustment to the Warrant Exercise Rate is made in respect of any dividend or distribution, subdivision, consolidation, combination or reclassification of the type described in this provision but such dividend, distribution, subdivision, consolidation, combination or reclassification is not so paid or made, the Warrant Exercise Rate shall be readjusted, effective as of the date our Board determines not to pay or make such dividend or distribution, subdivision, consolidation, combination or reclassification, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(b)            Rights Issues. If the Company at any time while Warrants are outstanding issues to all or substantially all holders of the common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the common stock at a price per share that is less than the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of such issuance, the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0 × ((OS0 + X) ÷ (OS0 + Y))

where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such issuance;

WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such issuance;

OS0	=	the number of shares of common stock outstanding immediately prior to the open of business on the Ex-Date for such issuance;

X	=	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of the issuance of such rights, options or warrants.

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Any adjustment to the Warrant Exercise Rate made under this provision shall be made whenever any such rights, options or warrants are issued and shall become effective at the open of business on the Ex-Date for such issuance. To the extent that shares of the common stock are not delivered after the expiration of such rights, options or warrants, the Warrant Exercise Rate shall be decreased to the Warrant Exercise Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If an adjustment to the Warrant Exercise Rate is made in respect of any such issuance of rights, options or warrants but such rights, options or warrants are not so issued, the Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to issue such rights, options or warrants, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

For purposes of this provision, in determining whether any rights, options or warrants entitle the holders of the common stock to subscribe for or purchase shares of the common stock at less than such arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our Board.

(c)            Other Distributions and Spin-Offs.

(i)            Distributions Other than Spin-Offs. If the Company makes a distribution to all or substantially all holders of its common stock, of its Capital Stock, evidences of indebtedness, other assets or property of the Company, or rights, options or warrants to acquire its Capital Stock or other securities, excluding:

(1)            any dividends, distributions or issuances described in the provisions above;

(2)            any dividends or distributions paid exclusively in cash described in the provisions below;

(3)            any dividends or distributions in connection with a business combination, reclassification, change, consolidation, conveyance, transfer, sale, lease or other disposition resulting in the change in the securities or property receivable upon the exercise of a warrant as described below under the heading “Business Combinations and Reorganizations”;

(4)            any rights issued pursuant to a shareholders’ rights plan adopted by the Company, other than as described in clause (d) (Shareholder Rights Plan) below; and

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(5)            any Spin-Offs described below,

then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0 × (SP0 ÷ (SP0 - FMV))

where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such distribution;;

WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such issuance;

SP0	=	the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding the Ex-Date for such distribution; and

FMV	=	the Fair Market Value, as of the open of business on the Ex-Date for such distribution, of the shares of Capital Stock, evidences of indebtedness, assets or property of the Company, cash, rights or warrants distributed with respect to each outstanding share of common stock.

Notwithstanding the foregoing, in the event the calculation of SP0 – FMV results in zero or a negative number, the value of SP0 - FMV shall be deemed to be $0.01. Any adjustment to the Warrant Exercise Rate under this provision shall become effective at the open of business on the Ex-Date for such distribution.

(ii)            Spin-Offs. With respect to an adjustment pursuant to this provision where there has been a payment of a dividend or other distribution by the Company to all or substantially all holders of its common stock in shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0 × (( FMV + SP0) ÷ SP0)

where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date of the Spin-Off;

WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

FMV	=	the arithmetic average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the common stock applicable to one share of common stock on each day which is a Trading Day for both the common stock and the Capital Stock or similar equity interest so distributed (each, a “Valuation Trading Day”) comprised in the period of 10 consecutive Valuation Trading Days commencing on the Ex-Date for such Spin-Off (or, if such Ex-Date is not a Valuation Trading Day, commencing on the immediately following Valuation Trading Day) (such period, the “Valuation Period”); and

SP0	=	the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the Valuation Period.

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Any adjustment to the Warrant Exercise Rate under this provision shall be made immediately after the close of business on the last day of the Valuation Period, but shall become effective at the open of business on the Ex-Date for the Spin-Off.

If an adjustment to the Warrant Exercise Rate is made in respect of any distribution of the type described in this clause (c) (Other Distributions and Spin-Offs) but such distribution is not so made, the Warrant Exercise Rate shall be readjusted, effective as of the date our Board determines not to make such distribution, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(d)            Cash Dividends or Distributions. If any cash dividend or distribution is paid to all or substantially all holders of common stock, then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0 × (SP0 ÷ (SP0 – C))

where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution; and

WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

SP0	=	the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the Ex-Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to holders of the common stock;

Notwithstanding the foregoing, in the event the calculation of SP0 – C results in zero or a negative number, the value of SP0 – C shall be deemed to be $0.01. Any adjustment to the Warrant Exercise Rate made under this provision shall become effective at the open of business on the Ex-Date for such dividend or distribution. If an adjustment to the Warrant Exercise Rate is made in respect of any dividend or distribution of the type described in this provision but such dividend or distribution is not so paid, the Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.

(e)            Shareholder Rights Plan. If the Company has a shareholder rights plan in effect upon exercise hereof, each share of common stock, if any, issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the common stock issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise, the rights have separated from the shares of common stock in accordance with the provisions of the applicable shareholder rights plan so that the holders of Warrants would not be entitled to receive any rights in respect of common stock, if any, issuable upon exercise, the Warrant Exercise Rate shall be adjusted at the time of separation as if the Company had made a distribution to all holders of its common stock as provided in clause (c)(i) (Distributions Other than Spin-Offs) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

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All adjustments to the Warrant Exercise Rate shall be made to the nearest whole multiple of 0.00001 (with 0.000005 being rounded upwards) share of common stock.

Notwithstanding anything to the contrary in the Warrant Agreement or the Warrants, (i) if the provisions of the Warrant Agreement shall require that an adjustment be made to the Warrant Exercise Rate in respect of any distribution or other relevant event, and the shares of common stock issuable in respect of any exercise are entitled to participate in such distribution or other relevant event, such adjustment shall not be given effect for the purpose of such exercise of Warrants and (ii) if the Exercise Date in respect of any exercise of Warrants falls on or after the Ex-Date for any Spin-Off and on or before the last day of the relevant Valuation Period, delivery of the shares of common stock issuable (or amount of cash payable, as applicable) pursuant to such exercise shall occur as soon as practicable after the last day of such Valuation Period.

Any adjustments described above shall be made successively whenever an event referred to therein shall occur.

Business Combinations and Reorganizations

In the event of a merger, consolidation, amalgamation, statutory share exchange or similar transaction that requires the approval of the Company’s shareholders (a “Business Combination”) or reclassification of common stock, other than a reclassification of common stock referred to in “Anti-dilution Adjustments” above, the right of a Warrant holder to receive common stock upon exercise of a Warrant will be converted into the right to exercise a Warrant to acquire, per each Warrant, the number of shares or other securities or property (including cash) that a number of shares of common stock equal to the Warrant Exercise Rate (in effect at the time of such Business Combination or reclassification) immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a share of common stock being herein referred to as a “Unit of Reference Property”). If the Business Combination causes the common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of common stock. The Company shall cause any successor entity in a Business Combination in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under the Warrant Agreement. Upon the occurrence of any such Business Combination, the Successor Entity shall succeed to, and be substituted for (so that, from and after the date of such Business Combination, the provisions of the Warrant Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Warrant Agreement and the Warrants.

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Certain Definitions

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York or the Grand Duchy of Luxembourg are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York and the Grand Duchy of Luxembourg are generally open for use by customers on such day.

“Capital Stock” means (i) with respect to any person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any person that is not a corporation or company, any and all partnership or other equity interests of such person.

“Ex-Date” means, in connection with any issuance, dividend or distribution, the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of shares of common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board, acting in good faith.

“Implied Per Share Exercise Price” in effect at any time means the Exercise Price ($1.95 per Warrant) divided by the Warrant Exercise Rate (initially 1.625), the resulting price being rounded to the nearest whole multiple of $0.0001 (with $0.00005 being rounded upwards). For the avoidance of doubt, the initial Implied Per Share Exercise Price is $1.20 per Warrant.

“Last Reported Sale Price” means, with respect to the common stock (or other security), on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the last bid price and last ask price (or, if more than one in either case, the arithmetic average of the average last bid prices and the average last ask prices), regular way, of the common stock (or such other security, as the case may be) as reported in composite transactions for the Nasdaq Global Select Market on such day, without regard to after-hours or extended market trading, provided that if the common stock (or such other security, as the case may be) is not listed on the Nasdaq Global Select Market on any date of determination, the Last Reported Sale Price of the common stock (or such other security, as the case may be) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the common stock (or such other security, as the case may be) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the common stock (or such other security, as the case may be) is so listed or quoted, or, if the common stock (or such other security, as the case may be) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock (or such other security, as the case may be) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the Last Reported Sale Price of the common stock (or such other security, as the case may be) on that date shall mean the Fair Market Value per share of common stock (or such other security, as the case may be) as of such day.

“Trading Day” means any day on which the common stock (or other security) is traded on a Trading Market; provided that if, on the date in question, the common stock (or such other security) is not listed or quoted on a Trading Market, “Trading Day” means a Business Day.

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“Trading Market” means any of the following markets or exchanges on which the common stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined pursuant to the first of the following clauses that applies: (a) if the common stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the principal Trading Market on which the common stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) the volume weighted average price of the common stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the common stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the common stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported, or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the Company in its sole discretion, the fees and expenses of which shall be paid by the Company.

Certain U.S. Federal Income Tax Consequences

The following is a general discussion of certain U.S. federal income tax consequences to U.S. holders (as defined below) of the Warrant Distribution and the ownership, exercise and disposition of Warrants received in the Warrant Distribution.

For purposes of this discussion, a U.S. holder is a beneficial owner of shares of common stock or Penny Warrants receiving Warrants or a beneficial owner of Warrants that is:

(i) an individual who is a citizen or resident of the United States;

(ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

(iii) an estate whose income is subject to U.S. federal income taxation, regardless of its source; or

(iv) a trust if: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in place to be treated as a “U.S. person” as defined in Section 7701(a)(30) of the Code (as defined below).

This discussion does not address any state, local, or foreign income or other tax consequences, such as estate and gift tax or the Medicare tax on net investment income, nor does it address all of the tax consequences that may be relevant to any particular shareholder or warrantholder. Unless otherwise expressly discussed below, this discussion also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), U.S. expatriates (or former citizens or long-term residents of the United States), persons who acquired their common stock or Warrants pursuant to the exercise of employee stock options or otherwise as compensation, persons who own or are deemed to own 10% or more of our outstanding stock (by vote or value), persons subject to the alternative minimum tax, traders in securities that elect to mark to market, dealers in securities or currencies, certain taxpayers who file applicable financial statements required to recognize income when the associated revenue is reflected in such financial statements, persons that hold shares of common stock or Warrants as part of a position in a “straddle” or as part of a “hedging,” “conversion,” or other integrated investment transaction for U.S. federal income tax purposes, persons that do not hold shares of common stock or Warrants as “capital assets” (generally, property held for investment) or persons that do not use the U.S. dollar as their functional currency. Finally, this discussion does not address the U.S. federal income tax consequences to U.S. holders of the ownership or disposition of the common stock received upon the exercise of the Warrants.

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If a partnership (or entity or arrangement treated as a partnership for applicable U.S. federal income tax purposes) holds shares of common stock or Warrants, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership (or entity or arrangement treated as a partnership for applicable tax purposes). A partner of a partnership (or entity or arrangement treated as a partnership for applicable tax purposes) holding shares of common stock or Warrants should consult its tax advisor. A partner, member or other beneficial owner of a partnership or other pass-through entity (or arrangement) holding common stock should consult its tax advisor regarding the tax consequences of the Warrant Distribution.

This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings, and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution. In addition, the Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution, and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

Except as described below, this discussion assumes that we are not, and will not become, a passive foreign investment company (a “PFIC”) for any taxable year.

Tax Consequences of the Warrant Distribution to U.S. holders

The Warrant Distribution is intended to be treated as a non-taxable distribution under Section 305(a) of the Code. If, however, the Warrant Distribution were treated as a distribution subject to Section 305(b) of the Code, a U.S. holder would be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the Warrants. In such case, the Warrant Distribution would be taxable as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). However, since the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, a U.S. holder generally would be required to treat any such distributions as dividends for U.S. federal income tax purposes. Any taxable dividends received by a U.S. holder from the Company would be treated as “foreign source” income for purposes of the U.S. foreign tax credit rules. U.S. holders are urged to consult their tax advisors on the tax consequences to them in the event that the Warrant Distribution is treated as a taxable distribution subject to Section 305(b) of the Code, including the application of the U.S. foreign tax credit rules to their particular circumstances. The remainder of this discussion assumes that the Warrant Distribution will be treated as a non-taxable distribution under Section 305(a) of the Code.

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Tax Basis and Holding Period in the Warrants

If the fair market value of the Warrants received in the Warrant Distribution is less than 15% of the fair market value of a U.S. holder’s common stock and Penny Warrants held on the Distribution Record Date (the “Non-RSU Distribution Securities”), in each case determined as of the date of the Warrant Distribution, the Warrants received will be allocated a zero tax basis for U.S. federal income tax purposes, unless such U.S. holder elects to allocate tax basis between the existing Non-RSU Distribution Securities and the Warrants in proportion to their relative fair market values determined as of the date of the Warrant Distribution. A U.S. holder that elects to allocate tax basis between such holder’s existing Non-RSU Distribution Securities stock and Warrants must make this election on a statement included with such holder’s tax return for the taxable year in which the Warrant Distribution occurs. Such an election is irrevocable. If, however, the fair market value of the Warrants received in the distribution is 15% or more of the fair market value of a U.S. holder’s Non-RSU Distribution Securities on the date of the Warrant Distribution, such holder’s tax basis in the existing Non-RSU Distribution Securities must be allocated between the existing Non-RSU Distribution Securities and the Warrants in proportion to their relative fair market values determined as of the date of the Warrant Distribution. U.S. holders are urged to consult their tax advisors on the consequences of making the election described in this paragraph to their particular circumstances.

A U.S. holder’s holding period for the Warrants received in the Warrant Distribution will include the holding period for the Non-RSU Distribution Securities with respect to which the Warrants were received.

Possible Constructive Distributions

The number of shares of common stock that a holder is entitled to receive upon exercise of a Warrant and the Exercise Price of the Warrant are subject to certain anti-dilution adjustments. Certain of these adjustments (including adjustments as a result of a distribution to holders of shares of common stock) could cause a holder to be deemed to receive a “constructive distribution” that is includible in income for U.S. federal income tax purposes. The IRS has proposed regulations addressing the amount and timing of constructive distributions which, if adopted, could affect the U.S. federal income tax treatment of beneficial owners of warrants deemed to receive such a distribution. U.S. holders should consult their tax advisors regarding the possibility of constructive distributions with respect to the Warrants.

Lapse of a Warrant

If the Warrants received in the Warrant Distribution expire, a U.S. holder generally should not recognize any gain or loss upon that expiration. If a U.S. holder has tax basis in the Warrants (i.e., the fair market value of the Warrants is 15% or more of the fair market of such holder’s Non-RSU Distribution Securities or such holder makes the election described above) and allows the Warrants to expire while continuing to hold the Non-RSU Distribution Securities with respect to which the Warrants were distributed, the tax basis of such Non-RSU Distribution Securities will be restored to the tax basis of such Non-RSU Distribution Securities immediately before the receipt of the Warrants in the Warrant Distribution. If the Warrants expire after a U.S. holder has disposed of the Non-RSU Distribution Securities with respect to which the Warrants were distributed, such holder should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the Warrants.

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Exercise of a Warrant

U.S. holders should not recognize any gain or loss with respect to the receipt of shares of common stock upon the exercise of a Warrant. In general, shares of common stock acquired pursuant to the exercise of a Warrant will have a tax basis equal to the U.S. holder’s tax basis in the Warrant, if any, increased by the price paid to exercise the Warrant. The holding period for the shares of common stock received upon exercise of the Warrant will generally begin on the date of exercise of the Warrant.

Sale or Other Taxable Disposition of a Warrant

The gain or loss a U.S. holder realizes on the sale or other taxable disposition of a Warrant generally will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Warrants for more than one year. The amount of a U.S. holder’s gain or loss will equal the difference between the U.S. Holder’s adjusted tax basis in the Warrants disposed of and the amount realized on the disposition (i.e., the amount of cash plus the fair market value of any other property received in the sale or other disposition). For non-corporate taxpayers, including individuals, long-term capital gains are generally eligible for reduced rates of taxation. In addition, certain limitations exist on the deductibility of capital losses.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to U.S. holders owning equity interests in a PFIC. In general, we will be a PFIC for any taxable year in which, after applying certain look-through rules, (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value (generally, determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person).

We believe that we were not a PFIC for U.S. federal income tax purposes for our taxable year ending December 31, 2024, and we do not expect to become a PFIC for our current taxable year or in the foreseeable future. However, our PFIC status for any taxable year is an annual determination that depends on the composition of our income and assets and the market value of our assets, which may change from time to time. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year. If we are a PFIC for any year during which a U.S. holder holds Warrants that are subsequently exercised and pursuant to which the U.S. holder receives common stock, we generally will continue to be treated as a PFIC with respect to that U.S. holder for all succeeding years during which the U.S. holder holds such common stock, even if we cease to meet the threshold requirements for PFIC status. Additionally, under proposed Treasury regulations that have a retroactive effective date, the Warrants would be treated under the PFIC rules in a manner generally similar to the treatment of the common stock, and this discussion assumes the Warrants are treated accordingly.

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If we are a PFIC for any taxable year during which a U.S. Holder holds the Warrants, gain recognized by a U.S. holder on a sale or other disposition (including certain pledges) of such Warrants will be allocated ratably over the U.S. holder’s holding period for such Warrants. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Further, to the extent that any distributions received or deemed received by a U.S. holder on the Warrants exceed 125% of the average of the annual distributions on such Warrants received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, such distributions will be subject to taxation in the same manner. If we were a PFIC, certain elections (such as a mark-to-market election) may be available that would result in alternative tax consequences of owning and disposing of the common stock, but the mark-to-market election is currently not available with respect to the Warrants.

If a U.S. holder owns Warrants during any year in which we are a PFIC, the U.S. Holder generally must file annual reports on an IRS Form 8621 (or any successor form) with respect to such Warrants, generally with the U.S. holder’s federal income tax return for that year.

U.S. holders should consult their tax advisers concerning the potential application of the PFIC rules.

Holders of RSUs

Notwithstanding the foregoing, for any U.S. holder of an RSU with respect to which Warrants are issued where the per share exercise price is no less than per share fair market value on the date of issuance, no taxable income will be recognized by such holder upon the receipt of a Warrant. Such holder in general will recognize ordinary income (compensation) in the year in which the Warrant is exercised, equal to the excess of the fair market value of the purchased shares of common stock on the exercise date over the exercise price paid to exercise the Warrant and will be required to make arrangements satisfactory to the Company to satisfy applicable withholding as a condition to exercise. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by such holder with respect to the exercised Warrant.

Information Reporting and Backup Withholding

In general, information reporting may apply to dividends paid to a U.S. holder and to the proceeds of the sale or disposition of the Warrants or common stock unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Certain U.S. holders who are individuals or specified entities may be required to report information on their U.S. federal income tax returns relating to their ownership of the Warrants by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions (including an exception for Warrants held in a financial account, in which case the account may be reportable if maintained by a non-U.S. financial institution).

All U.S. holders should consult their tax advisors regarding the application of reporting obligations and backup withholding to them.

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Luxembourg Taxation Considerations

The following is a summary addressing certain material Luxembourg tax consequences that are likely to be relevant to non-Luxembourg resident holders in respect of the Warrant Distribution.

This summary does not purport to address all material tax considerations that may be relevant to a holder or prospective holder of Warrants. These tax consequences will vary in accordance with the law and practice currently in force in the holders’ country of citizenship, residence, domicile or incorporation and with their personal circumstances as well as any factual background prevailing at any relevant moment.

This summary is based on the laws, regulations and applicable tax treaties as in effect on the date hereof in Luxembourg, all of which are subject to change, possibly with retroactive effect. Holders of Warrants should consult their own tax advisers as to the particular tax consequences, under the tax laws of the country of which they are residents, citizens, domiciled or incorporated for tax purposes of the subscription, purchase, ownership or disposition of common stock.

(a)  Luxembourg Withholding Tax on Warrant Distribution to non-Luxembourg tax resident holders.

Dividends distributed (whether in cash or in any other form) by Altisource are in principle subject to Luxembourg withholding tax at the rate of 15% (or 17.65% if levied on the net dividend amount made available (mis à disposition) to the beneficiary). A Warrant Distribution may therefore be analyzed as distribution of dividend in specie for Luxembourg tax purposes and such Warrant Distribution may therefore be subject to Luxembourg withholding tax thereon (arguably applied to the fair market value of the Warrants determined as of the date of the Warrant Distribution).

Non-Luxembourg tax resident holders, provided they are tax resident in a country with which Luxembourg has concluded a treaty for the avoidance of double taxation, may be entitled to claim treaty relief under the conditions and subject to the limitations set forth in the relevant treaty.

A corporate holder that is tax resident in a European Union Member State (other than Luxembourg) may be able to claim an exemption from Luxembourg dividend withholding tax under the conditions set forth in the amended Council Directive 2011/96/EU of 30 November 2011 (as amended) on the common system of taxation applicable in the case of parent companies and subsidiaries of different Member States as implemented in Luxembourg. In addition, fully taxable non-tax resident corporate holders may be exempt from withholding tax if they are tax resident in a country with which Luxembourg has concluded a double tax treaty (under the conditions as set forth in article 147 of the Luxembourg income tax law dated 4 December 1967, as amended).

For a holder to benefit from an exemption or reduction, at the effective distribution date, Altisource must properly file a duly completed tax form (Form 900) with the Luxembourg tax authorities within eight (8) days following the earlier of (a) the distribution decision date and (b) the effective dividend payment date. Any relevant proof showing fulfilment of the above-mentioned conditions (including tax residency certification) needs to be provided. As a practical matter, this may not be achievable at the dividend distribution date, considering, in particular, when the relevant instruments are held through international securities depositary systems. The Company makes no representation that an exemption or reduction procedure will be practicable in respect of the Warrant Distribution.

If an exemption or reduction is not available at the effective dividend distribution date, a holder who believes to be entitled to a refund may file a refund request (Form 901bis, stamped and validated by the tax authorities in its country of tax residence) with the Luxembourg tax authorities before 31 December of the year following the year of the dividend distribution. The Company makes no representation that this refund procedure will be practicable in respect of the Warrant Distribution.

Also, a holder who meets all other conditions of the above-referred participation exemption regime except for the twelve (12)-month minimum holding period, may still request a refund when such minimum period has fully elapsed (assuming all such other conditions are then still met). The refund request (consisting of tax Form 901bis, to be properly filled out, stamped and validated by the tax authorities of the state of residency of the relevant holder) has to be filed with the Luxembourg tax authorities before 31 December of the year immediately following the year in which the relevant dividend distribution was made.

Forms 900 and 901bis are generally made available on the website of the Luxembourg tax authorities (Administration des contributions directes: https://impotsdirects.public.lu/fr/formulaires.html).

(b)  Luxembourg Income Tax on Capital Gains to non-Luxembourg tax resident holders of Warrants

For the purposes of this section, a ‘disposal’ may include a sale, an exchange, a contribution, a redemption, and any other kind of alienation of a Warrant.

An individual or corporate non-Luxembourg tax resident holder of Warrants who/which realizes a gain on disposal or exercise thereof (and who/which does not have a permanent establishment or permanent representative in Luxembourg to which Warrants would be attributable) will only be subject to Luxembourg taxation on capital gains arising upon disposal or exercise of such Warrants if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Altisource, at any time during the past five years, and either (1) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the last five years preceding the realization of the gain, subject to any applicable tax treaty, or (2) the disposal or exercise of Warrants occurs within six months from their acquisition, subject to the limitations set forth in any applicable double tax treaty.

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(c)  Other Taxes

Net wealth tax

An individual or corporate non-Luxembourg tax resident holder of Warrants (and who/which does not have a permanent establishment or permanent representative in Luxembourg to which Warrants would be attributable), is not subject to Luxembourg net wealth tax on such Warrants.

Estate and Gift Tax

No Luxembourg inheritance tax is levied on the transfer of Warrants upon the death of a non- Luxembourg resident holder.

No Luxembourg gift tax will be levied on a gift of Warrants as long as such gift is not recorded in a Luxembourg notarial deed nor submitted for registration with the Luxembourg tax authorities.

Other Luxembourg Tax Considerations

There is no requirement that a registration tax, transfer tax, capital tax, stamp duty or any other similar tax or duty be paid by a holder in respect of or in connection with the issuance, transfer, redemption or repurchase of Warrants, unless such issuance, transfer, redemption or repurchase is (i) voluntarily or pursuant to a contractual obligation presented to the registration formalities, (ii) appended to a document that requires mandatory registration or (iii) is lodged with the notary for his records (déposé au rang des minutes d’un notaire). In case of registration, such registration will be made with the Administration de l’Enregistrement, des Domaines et de la TVA. The Administration de l’Enregistrement, des Domaines et de la TVA (i) will apply and collect a fixed or ad valorem registration tax depending on the nature of the obligations, deeds (actes) and transfers (mutations) referred to in the above mentioned documents and (ii) may also require that all or part of the registered documents be translated into French or German.

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Legal Matters

The validity of the common stock issuable offered hereby will be passed upon for us by NautaDutilh Avocats Luxembourg S.à r.l,

Experts

The consolidated financial statements of Altisource Portfolio Solutions S.A. as of December 31, 2024 and 2023 and for the years then ended incorporated in this prospectus by reference from the Altisource Portfolio Solutions S.A. Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a concentration of revenue with its largest customer as well as uncertainties associated with the customer), incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

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Where You Can Find More Information

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet by visiting our website at www.altisource.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information and materials contained on our website, except for our SEC filings expressly described below, are not part of this prospectus and are not incorporated by reference into this prospectus.

Information Incorporated By Reference

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on April 1, 2025.

•	our Current Reports on Form 8-K filed with the SEC on January 30, 2025, February 4, 2025, February 18, 2025, February 24, 2025, February 25, 2025, February 28, 2025, March 13, 2025 (accepted by the SEC at 15:13:01) and April 2, 2025;

•	our definitive Proxy Statement on Schedule 14A, filed with the SEC on January 3, 2025;

•	our definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2025; and

•	the description of our common stock contained in Exhibit 4.1 of our Form 10-K as filed with the SEC on March 7, 2024, and any further amendment or report filed hereafter for the purpose of updating such description pursuant to Section 12(b) of the Exchange Act.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

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We will provide at no cost to each person who requests, including any beneficial owner, to whom this prospectus is delivered a copy of any document we incorporate by reference, excluding all exhibits to such incorporated documents (unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document). You may request a copy of these filings by telephoning or by writing us at:

Altisource Portfolio Solutions S.A.
33, Boulevard Prince Henri
L-1724 Luxembourg
Grand Duchy of Luxembourg
(352) 20 60 20 55

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114,499,134 Common Shares

Altisource Portfolio Solutions S.A.

PROSPECTUS

, 2025

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by Altisource Portfolio Solutions S.A. (the “Registrant”) in connection with the offering described in this registration statement. All amounts shown are estimates except for the registration fee.

Legal fees and expenses	$160,000.00
Accounting fees and expenses	25,000.00
Printing and engraving expenses	20,000.00
SEC filing fees	21,035.78
Exchange listing fees	25,000.00
Miscellaneous expenses	5,000.00
Total offering expenses	$256,035.78

Item 14.	Indemnification of Directors and Officers.

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law on agency is applicable to the mandate of directors and agents of the Company.

The Registrant’s Articles provide that our directors may not be held personally liable by reason of their mandate for any commitment validly made in the Registrant’s name, provided those commitments comply with our Articles and Luxembourg law.

The Registrant shall indemnify its directors and officers unless the liability results from their gross negligence or willful misconduct. The Registrant’s Articles make indemnification of directors and officers and advancement of expenses (except in cases where the Registrant is proceeding against an officer or director) to defend claims against directors and officers mandatory on our part to the fullest extent allowed by law.

Under the Registrant’s Articles, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed willful misconduct or a grossly negligent breach of his or her statutory duties as a director or officer. Luxembourg law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Registrant may obtain such insurance from one or more insurers.

The Registrant also may enter into indemnification agreements with each of its directors and executive officers to provide for indemnification and expense advancement (except in cases where it is proceeding against an officer or director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The Registrant expects any such agreement to provide that it will indemnify each director and executive officer against claims arising out of such director or officer’s service to the Registrant except (i) for any claim as to which the director or officer is adjudged in a final and non-appealable judgment to have committed willful misconduct or a grossly negligent breach of his duties or (ii) in the case of fraud or dishonesty by the director or officer. The Registrant also expects any such agreement to provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.

II-1

The Registrant’s Board of Directors (if a majority of the Board is disinterested in the claim under which the officer or director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the executive officer or director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by the indemnitee against the Registrant.

See also the undertakings set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities.

During the last three years, we had the following unregistered sales of securities.

On February 14, 2023, the lenders under the credit agreement by and between the Registrant, Altisource S.à r.l., the lenders party thereto, and Morgan Stanley, as administrative agent and collateral agent, as amended by Amendment No. 2 on February 14, 2023 (the “Amended Credit Agreement”) received warrants to purchase 3,223,851 shares of Altisource common stock (the “Penny Warrants”) in connection with entering into the Amended Credit Agreement. The exercise price per share of common stock under each Existing Warrant is $0.01. The number of shares of common stock issuable pursuant to the Penny Warrants was subject to reduction based on the amount of par paydowns on the senior secured term loans in the aggregate using proceeds from issuances of equity interests or from junior indebtedness made prior to February 14, 2024. The Penny Warrants were sold in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

On February 20, 2024, the Registrant issued a total of 232,580 restricted share units as equity compensation under the Altisource 2024 Long Term Incentive Plan to the Registrant’s Chairman and Chief Executive Officer, Chief Financial Officer, and Chief Legal and Compliance Officer as unregistered securities in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

On February 19, 2025, pursuant to the Exchange Agreement, the Registrant issued an aggregate of 58,167,018 Debt Exchange Shares in exchange for approximately $72.8 million in principal amount of debt. The exchange was exempt from the registration requirements of the Securities Act under Rule 506 promulgated thereunder, as all the Lenders (or their designated affiliates) were “accredited investors” (as such term is defined in Rule 501(a) promulgated under the Securities Act) and there was no general solicitation with respect to such exchange.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits. The following exhibits are being filed herewith:

Exhibit Number	Description of Document
3.1	Amended and Restated Articles of Incorporation of Altisource Portfolio Solutions S.A. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on February 24, 2025)
4.1	Form of Warrant issued February 14, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on February 21, 2023)
4.2	Warrant Agent Agreement (including forms of warrants), dated March 31, 2025, between the Company and Equiniti Trust Company, LLC, as Warrant Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 2, 2025).
5.1***	Opinion of NautaDutilh Avocats Luxembourg S.à r.l.
10.1	Services Agreement, dated as of August 10, 2009, by and between Altisource Solutions S.à r.l. and Ocwen Financial Corporation (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K as filed with the Commission on August 13, 2009)

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10.2	Intellectual Property Agreement, dated as of August 10, 2009, by and between Altisource Solutions S.à r.l. and Ocwen Financial Corporation (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K as filed with the Commission on August 13, 2009)
10.3 †	Employment Contract between Altisource Solutions S.à r.l. and William B. Shepro (incorporated by reference from Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form 10 of Altisource Portfolio Solutions S.A. as filed with the Commission on June 29, 2009)
10.4 †	First Amendment to the Employment Contract dated as of August 15, 2012 between Altisource Solutions S.à r.l. and William B. Shepro (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on August 20, 2012)
10.5	Services Agreement, dated as of October 1, 2012, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on October 5, 2012)
10.6	First Amendment to Services Agreement, dated as of October 1, 2012, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.6 of the Registrant’s Form 8-K filed on October 5, 2012)
10.7	Second Amendment to Services Agreement, dated as of March 29, 2013, by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on April 4, 2013)
10.8	First Amendment to Services Agreement, dated as of March 29, 2013, by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed on April 4, 2013)
10.9 †	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-Q filed on July 23, 2015)
10.10 †	Form of Director Restricted Share Award Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on August 24, 2016)
10.11 †	Form of Non-Qualified Stock Option Award Agreement (2017 Performance-Based Stock Options) (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on April 13, 2017)
10.12 †	Form of Non-Qualified Stock Option Award Agreement (Service Revenue Stock Options) (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on April 13, 2017)
10.13	Cooperative Brokerage Agreement, dated as of August 28, 2017, between REALHome Services and Solutions, Inc., REALHome Services and Solutions - CT, Inc. and New Residential Sales Corp. (incorporated by reference to Exhibit 10.8 of the Registrant’s Form 10-Q filed on October 26, 2017)
10.14	Letter Agreement, dated as of August 28, 2017, between New Residential Investment Corp., New Residential Mortgage LLC, REALHome Services and Solutions, Inc., REALHome Services and Solutions - CT, Inc. and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.9 of the Registrant’s Form 10-Q filed on October 26, 2017)

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10.15	First Amendment to the Cooperative Brokerage Agreement, dated as of November 16, 2017, between REALHome Services and Solutions, Inc., REALHome Services and Solutions - CT, Inc. and New Residential Sales Corp. (incorporated by reference to Exhibit 10.71 of the Registrant’s Form 10-K filed on February 22, 2018)
10.16	Second Amendment to the Cooperative Brokerage Agreement, dated as of January 18, 2018, between REALHome Services and Solutions, Inc., REALHome Services and Solutions - CT, Inc. and New Residential Sales Corp. (incorporated by reference to Exhibit 10.72 of the Registrant’s Form 10-K filed on February 22, 2018)
10.17	Third Amendment to the Cooperative Brokerage Agreement, dated as of March 23, 2018, between REALHome Services and Solutions, Inc., REALHome Services and Solutions - CT, Inc. and New Residential Sales Corp. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed on April 26, 2018)
10.18 †	Form of Non-Qualified Stock Option Award Agreement (2018 Performance-Based Stock Options) (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 10-Q filed on April 26, 2018)
10.19 †	Form of Restricted Share Unit Award Agreement (2018 Service-Based Restricted Share Units) (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-Q filed on April 26, 2018)
10.20	Fourth Amendment to the Cooperative Brokerage Agreement, dated as of September 11, 2018, between REALHome Services and Solutions, Inc., REALHome Services and Solutions - CT, Inc. and New Residential Sales Corp. (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 10-Q filed on October 25, 2018)
10.21 †	Second Amended and Restated Employment Contract dated as of November 6, 2018 between Altisource Solutions S.à r.l. and Gregory J. Ritts (incorporated by reference to Exhibit 10.78 of the Registrant’s Form 10-K filed on February 26, 2019)
10.22 †	Altisource Portfolio Solutions S.A. Amended and Restated 2009 Equity Incentive Plan, dated as of February 18, 2025 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 18, 2025)
10.23	Binding Term Sheet dated as of February 22, 2019 between Altisource S.à r.l., Ocwen Financial Corporation and Ocwen Mortgage Servicing, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed on April 25, 2019)
10.24 †	Form of Restricted Stock Unit Award Agreement Pursuant to Altisource’s 2009 Equity Incentive Plan and 2019 Long Term Equity Incentive Program (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 10-Q filed on April 25, 2019)
10.25 †	Form of Restricted Stock Unit Award Agreement Pursuant to Altisource’s 2009 Equity Incentive Plan and 2018 Annual Incentive Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Form 10-Q filed on April 25, 2019)
10.26	Binding Term Sheet dated as of May 5, 2021 between Altisource S.à r.l., Ocwen Financial Corporation and and Ocwen USVI Services, LLC (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed on May10, 2021)
10.27	Credit Agreement, dated June 22, 2021 among Altisource S.à r.l. and STS Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on July 23, 2021)

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10.28 †	Director Restricted Share Award Agreement dated as of April 13, 2022 between Mary C. Hickok and Altisource Portfolio Solutions S.A. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed on April 28, 2022)
10.29	Warrant Purchase Agreement, dated February 14, 2023 (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed on February 21, 2023)
10.30	Amended and Restated Credit Agreement, dated February 9, 2023 among Altisource S.à r.l. and Altisource Portfolio Solutions S.A., Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.86 of the Registrant’s Form 10-K filed on March 7, 2024)
10.31	Amended Credit Agreement dated February 9, 2023 by among Altisource S.à r.l and STS Master Fund, Ltd (incorporated by reference to Exhibit 10.87 of the Registrant’s Form 10-K filed on March 7, 2024)
10.32	Transaction Support Agreement (including the Term Sheet) dated as of December 16, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on December 17, 2024)
10.33	Exchange First Lien Loan Credit Agreement, dated February 19, 2025 by and among Altisource S.à r.l. and Altisource Portfolio Solutions S.A., Cantor Fitzgerald Securities, as Administrative Agent and Collateral Agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 25, 2025).
10.34	Super Senior Loan Credit Agreement, dated as of February 19, 2025 by and among Altisource S.à r.l. and Altisource Portfolio Solutions S.A., Cantor Fitzgerald Securities, as Administrative Agent and Collateral Agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 25, 2025).
10.35	Exchange Agreement, dated as of February 19, 2025 by and among Altisource S.à r.l. and Altisource Portfolio Solutions S.A., and the Lenders party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on February 25, 2025).
10.36	Registration Rights Agreement, dated as of February 19, 2025 by and among Altisource Portfolio Solutions S.A. and the investors party thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on February 25, 2025).
10.37	Form of Director Nomination Agreement (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on February 25, 2025).
21.1***	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2025).
23.2***	Consent of RSM US LLP, Independent Registered Public Accounting Firm
23.3***	Consent of NautaDutilh Avocats Luxembourg S.à r.l. (included in Exhibit 5.1)
24.1***	Power of Attorney (included on the signature page to this registration statement)
107***	Filing Fee Table

*	Filed herewith.

**	To be filed by amendment

***	Previously filed.

†	Denotes management contract or compensatory arrangement

(b)	Financial Statements Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for purposes of determining any liability under the Securities Act:

(i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

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(ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg City, Luxembourg, on the 25th day of April, 2025.

By:	/s/ William B. Shepro
William B. Shepro
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William B. Shepro	Chairman and Chief Executive Officer (Principal Executive Officer)	April 25, 2025
William B. Shepro

/s/ Michelle D. Esterman	Chief Financial Officer (Principal Financial and Accounting Officer)	April 25, 2025
Michelle D. Esterman

*	Director	April 25, 2025
Joseph L. Morettini

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Signature	Title	Date

*	Director	April 25, 2025
Roland Müller-Ineichen

*	Director	April 25, 2025
Mary C. Hickok

*	Director	April 25, 2025
John G. Aldridge, Jr.

*By:	/s/ Michelle D. Esterman
Michelle D. Esterman
Attorney-in-Fact

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